Exhibit 99.1


Sovereign to Acquire Main Street Bancorp, Inc.

     Philadelphia, PA.Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank, and Main Street Bancorp, Inc. ("Main Street") (NASDAQ/NMS: MBNK) jointly announced today the execution of a definitive agreement (the "Agreement") for Sovereign to acquire Main Street. Main Street is a $1.5 billion bank holding company headquartered in Reading, Pennsylvania which operates 41 community banking offices under three bank divisions throughout 7 counties in southeastern Pennsylvania and 1 community banking office in New Jersey.

     The transaction, valued at approximately $170 million, will produce the #1 market share in the Berks County, Pennsylvania, with over $1.0 billion of customer deposits on a pro forma basis, and the #2 market share in the neighboring Schuylkill County. Additionally, Sovereign will add a solid small business and middle market corporate banking team, which currently manages a portfolio of $500 million in loans throughout Main Street's footprint.

     "This deal makes a lot of sense for Sovereign and its shareholders, as well as for the communities that our two companies serve," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "The acquisition meets all of the criteria we have recently stated that must be present in any acquisition:

     - It is 5% accretive to incremental EPS, although not large enough to change our corporate EPS targets

     - It is accretive to our various capital ratios by a few basis points

     - It is in-market, small in relative size to Sovereign and will not distract our company from its 2001 and 2002 operating targets

     - It complements our strengths as a deposit gathering franchise and as a solid small business and middle market corporate bank

"As one of top employers in Berks County with over 1,000 of our team members living and working here, this acquisition shows our commitment to the region," Sidhu continued.

     "We are excited to be a part of the Sovereign franchise," stated Brian M. Hartline, Main Street President and Chief Executive Officer. "Our companies share similar philosophies, and with Sovereign's expanded product line for corporate and retail customers, we believe Main Street's customers will be well-served in the future," Hartline concluded.

     Under the terms of the Agreement, Sovereign would exchange Sovereign common stock and cash equal to $16.10 for each outstanding share of Main Street stock in a transaction structured as a stock purchase. Main Street shareholders would have the ability to elect up to 30% of the total consideration in cash, and in the event of an oversubscription for cash, Sovereign shares would be allocated on a pro rata basis. The purchase price would stay fixed at $16.10 per Main Street share if Sovereign's stock price remains between $10.98 and $14.86 per share (collectively, the "Collars") during a pricing period prior to the closing of the transaction. If the average price of Sovereign's stock drops to $10.98 or below during the pricing period, Main Street shareholders would receive a fixed rate of
1.466 shares of Sovereign common stock for each share of Main Street common stock. Conversely, if Sovereign's average stock price is $14.86 or higher, Main Street shareholders would receive a fixed rate of 1.083 shares of Sovereign common stock for each share of Main Street common stock.

     The merger is subject to approval by various regulatory agencies and Main Street shareholders. Sovereign anticipates that the transaction will close in the first quarter of 2002.

     Sovereign is a $34 billion financial institution with approximately 527 community banking offices and over 1,000 ATM's in Pennsylvania, New Jersey, Connecticut, New Hampshire, Rhode Island and Massachusetts and currently ranks third largest among financial institutions headquartered in Pennsylvania and third in New England market share. Sovereign's common stock closed at $12.92 on Monday, July 16, 2001. Sovereign's second quarter earnings results will be released to the public on Wednesday, July 18, 2001.

Note:

     This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2001 and beyond for Sovereign as well as estimates of financial condition, operating efficiencies and revenue generation

     These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities
Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition, changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic competitive, governmental regulatory, and technological factors affecting Sovereign's operations, pricing, products and services.

     Operating earnings, cash earnings, and certain other measures as defined, are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.

          For further information please contact:
                       James D. Hogan
                  Chief Financial Officer
                    Tel:  (610) 320-8496

                      Mark R. McCollom
                    Senior Vice President
                    Tel:  (610) 208-6426

                      Tye M. Barnhart
                     Investor Relations
                    Tel:  (610) 988-0300